Hannon Armstrong Announces Third Quarter 2018 Results
ANNAPOLIS, Md., November 1, 2018 /PRNewswire/ -- Hannon Armstrong Sustainable Infrastructure Capital, Inc. ("Hannon Armstrong," "we," "our" or the "Company") (NYSE: HASI), a capital provider focused on sustainable infrastructure markets that address climate change, today reported quarterly results.

Third Quarter 2018 Highlights

•	Delivered $0.30 GAAP EPS in the third quarter of 2018, compared to $0.14 in the third quarter of 2017

•	Delivered $0.36 Core EPS in the third quarter of 2018, compared to $0.31 in the third quarter of 2017

•	Confirming expected 2018 annual Core EPS growth guidance

•	Closed $553 million of transactions in the quarter, totaling approximately $861 million of transactions through September 30, 2018, compared to approximately $751 million in the same period in 2017

•	Pipeline remains over $2.5 billion

•	Fixed-rate debt level of 77% as of September 30, 2018

•	Debt to equity ratio of 2.4 to 1 as of September 30, 2018

•	An estimated 286,000 metric tons of annual carbon emissions will be offset annually by third quarter transactions equating to a CarbonCount® score of 0.52 metric tons per $1,000 invested

“We are benefiting from growth in virtually all of the markets in which we invest, having originated a record $553 million of transactions in the quarter,” said Jeffrey Eckel, Hannon Armstrong President & CEO. “While we continue to execute a balanced strategy, our behind-the-meter originations comprised of primarily efficiency, solar and storage represented the majority of balance sheet growth and gain on sale revenue for the quarter. These assets are attractive for both our balance sheet and institutional investors, giving us options for how we finance them. Given strong originations, higher securitizations, and considering the depth of the origination pipeline, we remain optimistic for the remainder of 2018,” continued Eckel.

A summary of our results is shown in the tables below:

	For the Three Months Ended September 30, 2018		For the Three Months Ended September 30, 2017
	$ in thousands	Per Share	$ in thousands	Per Share
GAAP Net Income	$16,483	$0.30	$7,933	$0.14
Core Earnings (1)	$19,610	$0.36	$16,362	$0.31
	For the Nine Months Ended September 30, 2018		For the Nine Months Ended September 30, 2017
	$ in thousands	Per Share	$ in thousands	Per Share
GAAP Net Income	$32,522	$0.60	$27,472	$0.52
Core Earnings (1)	$54,733	$1.01	$49,724	$0.96

(1)
The difference between GAAP net income and core earnings is primarily the result of adjusting for a return on capital from our equity investments in renewable energy projects and adding back non-cash equity-based compensation. A reconciliation of our GAAP net income to core earnings is included in this press release.

Third Quarter 2018 Financial Results
Revenue grew by approximately $8 million, or 32%, for the three months, and approximately $20 million, or 26%, for the nine months ended September 30, 2018, as compared to the same periods in 2017. Increases in the quarter and year to date were primarily driven by higher gain on sale fees of approximately $7 million and $16 million, respectively, due to increased securitization activity. The revenue growth was offset by an approximately $2 million increase in interest expense for the three months, and an approximately $11 million increase for the nine months ended September 30, 2018, as compared to the same periods in 2017. This increase was primarily the result of an increase in total debt as well as a higher percentage of fixed rate debt.
Other expenses (compensation and benefits and general and administrative expenses) increased by approximately $2 million for both GAAP and core for the three months, and by approximately $4 million for both GAAP and core for the nine months ended September 30, 2018, as compared to the same periods in 2017 due primarily to an increase in the size of the Company.
For the third quarter, income from equity method investments increased by approximately $5 million primarily due to a project company's negotiated settlement of a power purchase agreement, compared to the third quarter in 2017. For the nine months ended September 30, 2018, income from equity method investments was largely consistent with the same period in 2017.
For the three months ended September 30, 2018, we recognized GAAP net income of $16 million for the quarter, an increase of $9 million over the same quarter last year. For the nine months ended September 30, 2018, GAAP net income increased by approximately $5 million as a result of increased gain on sale fee income due to increased securitization activity partly offset by higher interest expense and higher other expenses during the year.

Third quarter core earnings grew by approximately $3 million over the same quarter last year primarily due to the increase in gain on sale income. Core earnings grew by approximately $5 million for the nine months ended September 30, 2018 over the same period in 2017 primarily as a result of increased gain on sale fee income due to increased securitization activity. For additional information please see "Explanatory Notes - Non-GAAP Financial Measures - Core Earnings."
A reconciliation of our GAAP net income to core earnings is included in this press release.
The calculation of our fixed-rate debt and leverage ratios as of September 30, 2018 and 2017 are shown in the chart below:

	September 30, 2018	% of Total	September 30, 2017	% of Total
	($ in millions)		($ in millions)
Floating-rate borrowings (1)	$345	23%	$411	29%
Fixed-rate debt (2)	1,187	77%	986	71%
Total	$1,532	100%	$1,397	100%
Leverage (3)	2.4 to 1		2.1 to 1

(1)
Floating-rate borrowings include borrowings under our floating-rate credit facilities and approximately $56 million and $236 million of nonrecourse debt with floating rate exposure as of September 30, 2018 and September 30, 2017, respectively. Approximately $32 million of the September 30, 2018 floating rate exposure is hedged beginning in 2019.

(2)	Fixed-rate debt also includes the present notional value of nonrecourse debt that is hedged using interest rate swaps. Debt excludes securitizations that are not consolidated on our balance sheet.
(3)
Leverage, as measured by our debt-to-equity ratio. This calculation excludes securitizations that are not consolidated on our balance sheet (where the collateral is typically financing receivables with U.S. government obligors).

“We increased our use of floating-rate debt facilities quarter over quarter to take advantage of lower borrowing costs while modestly increasing our leverage,” said Brendan Herron, Chief Financial Officer. “We expect our fixed-rate debt level to remain in our 60% to 85% fixed debt target range, given the continued focus of the Fed on raising short-term rates.”

Portfolio
Our Portfolio totaled approximately $2.1 billion as of September 30, 2018, and included approximately $1.1 billion of behind-the-meter assets, approximately $0.9 billion of grid-connected assets and approximately $0.1 billion of other sustainable infrastructure investments. The following is an analysis of our Portfolio as of September 30, 2018:

	Investment Grade
	Government (1)	Commercial (2)	Commercial Non-Investment Grade (3)	Subtotal, Debt and Real Estate	Equity Method Investments	Total
	($ in millions)
Equity investments in renewable energy projects	$—	$—	$—	$—	$412	$412
Receivables and investments	621	518	120	1,259	—	1,259
Real estate (4)	—	362	—	362	22	384
Total	$621	$880	$120	$1,621	$434	$2,055
Average remaining balance (5)	$11	$9	$40	$10	$16	$11

(1)
Transactions where the ultimate obligor is the U.S. federal government or state or local governments where the obligors are rated investment grade (either by an independent rating agency or based upon our internal credit analysis). This amount includes $389 million of U.S. federal government transactions and $232 million of transactions where the ultimate obligors are state or local governments. Transactions may have guaranties of energy savings from third party service providers, which typically are entities rated investment grade by an independent rating agency.

(2)
Transactions where the projects or the ultimate obligors are commercial entities that have been rated investment grade (either by an independent rating agency or based on our internal credit analysis). Of this total, $9 million of the transactions have been rated investment grade by an independent rating agency. Commercial investment grade receivables include $308 million of internally rated residential solar loans made on a non-recourse basis to special purpose subsidiaries of the SunPower Corporation (“SunPower”), for which we rely on certain limited indemnities, warranties, and other obligations of SunPower or its subsidiaries.

(3)
Transactions where the projects or the ultimate obligors are commercial entities that either have ratings below investment grade (either by an independent rating agency or using our internal credit analysis) or where the nature of subordination in the asset causes it to be considered non-investment grade. This includes an approximately $110 million mezzanine loan made in the third quarter of 2018 on a non-recourse basis to special purpose subsidiaries of SunPower secured by residential solar assets and for which we rely on certain limited indemnities, warranties, and other obligations of SunPower or its other subsidiaries.

(4)
Includes the real estate and the lease intangible assets (including those held through equity method investments) from which we receive scheduled lease payments, typically under long-term triple net lease agreements.

(5)	Excludes approximately 160 transactions each with outstanding balances that are less than $1 million and that in the aggregate total $60 million.

Environmental, Social and Governance (ESG) Update
In October 2018, our Board of Directors approved our most recent formalized Environmental, Social and Governance, or ESG, policies which have been posted to our website at www.hannonarmstrong.com. The policies are intended to further illustrate our commitment to enhancing our sustainability disclosures. Given the recent study by USSIF - the Forum for Sustainable and Responsible Investment - reporting an increase in U.S. sustainable investment strategies and the Company’s long standing ESG focus, we believe investors have an increasing interest in transparent ESG policies.

Guidance
The Company is confirming its previously issued 2018 guidance. This guidance reflects the Company’s estimates of (i) yield on its existing Portfolio; (ii) yield on incremental Portfolio investments, inclusive of the Company’s existing pipeline; (iii) amount, timing, and costs of debt and equity capital to fund new investments; (iv) changes in costs and expenses reflective of the Company’s forecasted operations, and (v) the general interest rate and market environment. All guidance is based on current expectations of future economic conditions, the regulatory environment, the dynamics of the markets in which it operates and the judgment of the Company’s management team. The Company has not provided GAAP guidance as discussed in the Forward-Looking Statements section of this press release.

Conference Call and Webcast Information
Hannon Armstrong will host an investor conference call today, November 1, 2018, at 5:00 pm eastern time. The conference call can be accessed live over the phone by dialing 1-866-548-4713, or for international callers, 1-323-794-2093. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 9898022. The replay will be available until November 8, 2018.
A webcast of the conference call will also be available through the Investor Relations section of our website, at www.hannonarmstrong.com. A copy of this press release is also available on our website.
About Hannon Armstrong
With over 30 years of experience, Hannon Armstrong (NYSE: HASI) is a capital provider focused on reducing the impact of, or increasing resiliency to, climate change. Our portfolio includes efficiency, renewable energy and resiliency assets that generate long-term, recurring and largely predictable cash flows or cost savings from proven technologies. With scientific consensus that climate warming trends are linked to human activities, we believe our firm is well positioned to generate better risk-adjusted returns by investing in the assets that reduce carbon emissions. We are based in Annapolis, MD.

Forward-Looking Statements:
Some of the information contained in this press release is forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are subject to risks and uncertainties. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in such Sections. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words "believe," "expect," "anticipate," "estimate," "plan," "continue," "intend," "should," "may" or similar expressions, we intend to identify forward-looking statements.
Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K for the year ended December 31, 2017 as amended by our Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2017 (collectively, our “2017 Form 10-K”) that was filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as in other periodic reports that we file with the SEC. Statements regarding the following subjects, among others, may be forward-looking:

•	our expected returns and performance of our investments;

•
the state of government legislation, regulation and policies that support or enhance the economic feasibility of sustainable infrastructure projects, including energy efficiency and renewable energy projects and the general market demands for such projects;

•	market trends in our industry, energy markets, commodity prices, interest rates, the debt and lending markets or the general economy;

•	our business and investment strategy;

•
availability of opportunities to invest in projects that reduce greenhouse gas emissions or mitigate the impact of climate change including energy efficiency and renewable energy projects and our ability to complete potential new opportunities in our pipeline;

•	our relationships with originators, investors, market intermediaries and professional advisers;

•	competition from other providers of capital;

•	our or any other companies’ projected operating results;

•
actions and initiatives of the federal, state and local governments and changes to federal, state and local government policies, regulations, tax laws and rates and the execution and impact of these actions, initiatives and policies;

•	the state of the U.S. economy generally or in specific geographic regions, states or municipalities, economic trends and economic recoveries;

•	our ability to obtain and maintain financing arrangements on favorable terms, including securitizations;

•	general volatility of the securities markets in which we participate;

•	changes in the value of our assets, our portfolio of assets and our investment and underwriting process;

•	the impact of weather conditions, natural disasters, accidents or equipment failures or other events that disrupt the operation of our investments or negatively impact on the value our assets;

•	rates of default or decreased recovery rates on our assets;

•	interest rate and maturity mismatches between our assets and any borrowings used to fund such assets;

•	changes in interest rates, including the flattening of the yield curve, and the market value of our assets and target assets;

•	changes in commodity prices, including continued low natural gas prices;

•	effects of hedging instruments on our assets or liabilities;

•	the degree to which our hedging strategies may or may not protect us from risks, such as interest rate volatility;

•	impact of and changes in accounting guidance and similar matters;

•	our ability to maintain our qualification as a real estate investment trust for U.S. federal income tax purposes (a “REIT”);

•	our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended (the “1940 Act”);

•	availability of and our ability to attract and retain qualified personnel;

•	estimates relating to our ability to generate sufficient cash in the future to operate our business and to make distributions to our stockholders; and

•	our understanding of our competition.
Forward-looking statements are based on beliefs, assumptions and expectations as of the date of this press release. Any forward- looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements after the date of this earnings release, whether as a result of new information, future events or otherwise.
The Company is confirming its previously issued 2018 guidance for annual core earnings per share growth of 2% to 6% for 2018 compared to 2017 and its three-year guidance with respect to core earnings per share growth, on a compounded annual basis over the next three years, in the 2% to 6% range. The confirmed guidance reflects the Company’s estimates of (i) yield on its existing Portfolio; (ii) yield on incremental Portfolio investments, inclusive of the Company’s existing pipeline; (iii) amount, timing, and costs of debt and equity capital to fund new investments; (iv) changes in costs and expenses reflective of the Company’s forecasted operations and (v) the general interest rate and market environment. All guidance is based on current expectations of future economic conditions, the regulatory environment, the dynamics of the markets in which it operates and the judgment of the Company’s management team.

The Company has not provided GAAP guidance as forecasting a comparable GAAP financial measure, such as net income, would require that the Company apply the HLBV method to these investments. In order to forecast under the HLBV method, the Company would be required to make various assumptions related to expected changes in the net asset value of the various entities and how such changes would be allocated under HLBV. GAAP HLBV earnings over a period of time are very sensitive to these assumptions especially in regard to when a partnership transactions flips and thus the liquidation scenarios change materially. The Company believes that these assumptions would require unreasonable efforts to complete and if completed, the wide variation in projected GAAP earnings based upon a range of scenarios would not be meaningful to investors. Accordingly, the Company has not included a GAAP reconciliation table related to any Core Earnings guidance.
Estimated carbon savings are calculated using the estimated kilowatt hours (“kWh”), gallons of fuel oil, million British thermal units (“MMBtus”) of natural gas and gallons of water saved as appropriate, for each project. The energy savings are converted into an estimate of metric tons of CO2 equivalent emissions based upon the project’s location and the corresponding emissions factor data from the U.S. Government and International Energy Agency. Portfolios of projects are represented on an aggregate basis.
The risks included here are not exhaustive. Our most recent quarterly report on Form 10‐Q, annual report on Form 10‐K, or other regulatory filings may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Investor Relations
410-571-6189
investors@hannonarmstrong.com

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue
Interest income, receivables	$14,578	$15,374	$40,182	$43,129
Interest income, investments	1,693	1,316	4,823	3,617
Rental income	6,257	5,286	18,166	14,259
Gain on sale of receivables and investments	10,868	3,529	31,333	15,204
Fee income	1,487	897	4,113	2,268
Total revenue	34,883	26,402	98,617	78,477
Expenses
Interest expense	19,681	17,584	57,424	46,728
Compensation and benefits	6,309	5,347	17,966	15,732
General and administrative	3,051	2,367	9,387	7,694
Total expenses	29,041	25,298	84,777	70,154
Income before equity method investments	5,842	1,104	13,840	8,323
Income (loss) from equity method investments	11,671	6,876	19,969	19,424
Income (loss) before income taxes	17,513	7,980	33,809	27,747
Income tax (expense) benefit	(939)	(5)	(1,110)	(119)
Net income (loss)	$16,574	$7,975	$32,699	$27,628
Net income (loss) attributable to non-controlling interest holders	91	42	177	156
Net income (loss) attributable to controlling stockholders	$16,483	$7,933	$32,522	$27,472
Basic earnings per common share	$0.30	$0.14	$0.60	$0.52
Diluted earnings per common share	$0.30	$0.14	$0.60	$0.52
Weighted average common shares outstanding—basic	52,728,587	51,655,868	52,167,308	49,924,224
Weighted average common shares outstanding—diluted	52,728,587	51,655,868	52,167,308	49,924,224

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	September 30, 2018	December 31, 2017
Assets
Equity method investments	$434,463	$522,615
Government receivables	503,746	519,485
Commercial receivables	577,406	473,452
Receivables held-for-sale	16,250	19,081
Real estate	361,775	340,824
Investments	162,188	151,209
Cash and cash equivalents	34,423	57,274
Other assets	204,863	166,232
Total Assets	$2,295,114	$2,250,172
Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable, accrued expenses and other	$32,822	$25,645
Deferred funding obligations	83,487	153,308
Credit facility	289,293	69,922
Non-recourse debt (secured by assets of $1,411 million and $1,545 million, respectively)	1,096,240	1,210,861
Convertible notes	146,658	147,655
Total Liabilities	1,648,500	1,607,391
Stockholders’ Equity:
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 52,728,818 and 51,665,449 shares issued and outstanding, respectively	527	517
Additional paid in capital	791,383	770,983
Accumulated deficit	(151,834)	(131,251)
Accumulated other comprehensive income (loss)	3,024	(1,065)
Non-controlling interest	3,514	3,597
Total Stockholders’ Equity	646,614	642,781
Total Liabilities and Stockholders’ Equity	$2,295,114	$2,250,172

EXPLANATORY NOTES
Non-GAAP Financial Measures
Core Earnings
We calculate core earnings as GAAP net income (loss) excluding non-cash equity compensation expense, non-cash provision for credit losses, amortization of intangibles, any one-time acquisition related costs or non-cash tax charges and the earnings attributable to our non-controlling interest of our Operating Partnership. We also make an adjustment to our equity method investments in the renewable energy projects as described below. In the future, core earnings may also exclude one-time events pursuant to changes in GAAP and certain other non-cash charges as approved by a majority of our independent directors.

Certain of our equity method investments in renewable energy projects are structured using typical partnership “flip” structures where we, along with any other institutional investors, if any, receive a pre-negotiated preferred return consisting of priority distributions from the project cash flows, in many cases, along with tax attributes. Once this preferred return is achieved, the partnership “flips” and the renewable energy company, which operates the project, receives more of the cash flows through its equity interests while we, and any other institutional investors, retain an ongoing residual interest. We typically negotiate the purchase prices of our equity investments, which have a finite expected life, based on our assessment of the expected cash flows we will receive from these projects discounted back to the net present value, based on a target investment rate, with the expected cash flows to be received in the future reflecting both a return on the capital (at the investment rate) and a return of the capital we have committed to the project. We use a similar approach in the underwriting of our receivables.

Under GAAP, we account for these equity method investments utilizing the HLBV method. Under this method, we recognize income or loss based on the change in the amount each partner would receive, typically based on the negotiated profit and loss allocation, if the assets were liquidated at book value, after adjusting for any distributions or contributions made during such quarter. The HLBV allocations of income or loss are also impacted by the receipt of tax attributes, as tax equity investors are allocated losses in proportion to the tax benefits received, while the sponsors of the project are allocated gains of a similar amount. In addition, the agreed upon allocations of the project’s cash flows may differ materially from the profit and loss allocation used for the HLBV calculations.

The cash distributions for our equity method investments are segregated into a return on and return of capital on our cash flow statement based on the cumulative income (loss) that has been allocated using the HLBV method. However, as a result of the application of the HLBV method, including the impact of tax allocations, the high levels of depreciation and other non-cash expenses that are common to renewable energy projects and the differences between the agreed upon profit and loss and the cash flow allocations, the distributions and thus the economic returns (i.e. return on capital) achieved from the investment are often significantly different from the income or loss that is allocated to us under the HLBV method. Thus, in calculating core earnings, we further adjust GAAP net income (loss) to take into account our calculation of the return on capital (based upon the investment rate) from our renewable energy equity method investments, as adjusted to reflect the performance of the project and the cash distributed. We believe this core equity method investment earnings adjustment to our GAAP net income (loss) in calculating our core earnings measure is an important supplement to the HLBV income allocations determined under GAAP for an investor to understand the economic performance of these investments.

For the three and nine months ended September 30, 2018, we recognized income of $12 million and $20 million, respectively under GAAP for our equity investments in renewable energy projects. We reversed the GAAP income and recorded $10 million and $31 million, our core equity method investment earnings adjustments discussed above, to reflect our return on capital from these investments for the three and nine months ended September 30, 2018, respectively. This compares to the collected cash distributions from these equity method investments of approximately $30 million and $100 million, for the three and nine months ended September 30, 2018, with the difference between core earnings and cash collected representing a return of capital.

We believe that core earnings provides an additional measure of our core operating performance by eliminating the impact of certain non-cash expenses and facilitating a comparison of our financial results to those of other comparable companies with fewer or no non-cash charges and comparison of our own operating results from period to period. Our management uses core earnings in this way. We believe that our investors also use core earnings, or a comparable supplemental performance measure, to evaluate and compare our performance to that of our peers, and as such, we believe that the disclosure of core earnings is useful to our investors.

However, core earnings does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (loss) (determined in accordance with GAAP), or an indication of our cash flow from operating activities (determined in accordance with GAAP), or a measure of our liquidity, or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating core earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and accordingly, our reported core earnings may not be comparable to similar metrics reported by other REITs.

Reconciliation of our GAAP Net Income to Core Earnings
We have calculated our core earnings and provided a reconciliation of our GAAP net income to core earnings for the three and nine months ended September 30, 2018 and 2017 in the tables below:

	For the Three Months Ended September 30, 2018		For the Three Months Ended September 30, 2017
	($ in thousands, except per share data)
		Per Share		Per Share
Net income attributable to controlling stockholders	$16,483	$0.30	$7,933	$0.14
Core earnings adjustments:
Reverse GAAP income from equity method investments	(11,671)		(6,876)
Add back core equity method investments earnings (1)	10,306		11,754
Non-cash equity-based compensation charges (2)	2,657		2,798
Other core adjustments (3)	1,835		753
Core earnings (4)	19,610	$0.36	16,362	$0.31

(1)	Reflects adjustment for equity method investments described above
(2)	Reflects adjustment for non-cash equity-based compensation.
(3)	See detail below.
(4)
Core earnings per share for the three months ended September 30, 2018 and September 30, 2017, are based on 54,711,488 shares and 53,610,895 shares outstanding, respectively, which represents the weighted average number of fully-diluted shares outstanding including our restricted stock awards and restricted stock units and the non-controlling interest in our Operating Partnership. We include any potential common stock issuance in this calculation related to our convertible notes using the treasury stock method.

	For the Nine Months Ended September 30, 2018		For the Nine Months Ended September 30, 2017
	($ in thousands, except per share data)
		Per Share		Per Share
Net income attributable to controlling stockholders	$32,522	$0.60	$27,472	$0.52
Core earnings adjustments:
Reverse GAAP income from equity method investments	(19,969)		(19,424)
Add back core equity method investments earnings (1)	30,810		31,294
Non-cash equity-based compensation charges (2)	7,881		8,351
Other core adjustments (3)	3,489		2,031
Core earnings (4)	54,733	$1.01	49,724	$0.96

(1)	Reflects adjustment for equity method investments described above
(2)	Reflects adjustment for non-cash equity-based compensation.
(3)	See detail below.
(4)
Core earnings per share for the nine months ended September 30, 2018 and September 30, 2017, are based on 54,116,864 shares and 51,767,444 shares outstanding, respectively, which represents the weighted average number of fully-diluted shares outstanding including our restricted stock awards and restricted stock units and the non-controlling interest in our Operating Partnership. We include any potential common stock issuance in this calculation related to our convertible notes using the treasury stock method.

The table below provides a reconciliation of the Other core adjustments:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
	($ in thousands)		($ in thousands)
Other core adjustments
Amortization of intangibles (1)	$812	$711	$2,380	$1,875
Non-cash provision (benefit) for income taxes	932	—	932	—
Net income attributable to non-controlling interest	91	42	177	156
Other core adjustments	$1,835	$753	$3,489	$2,031

(1)	Adds back non-cash amortization of lease and pre-IPO intangibles
The table below provides a reconciliation of the GAAP SG&A expenses to Core SG&A expenses:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
	($ in thousands)		($ in thousands)
GAAP SG&A expenses
Compensation and benefits	$6,309	$5,347	$17,966	$15,732
General and administrative	3,051	2,367	9,387	7,694
Total SG&A expenses (GAAP)	$9,360	$7,714	$27,353	$23,426
Core SG&A expenses adjustments:
Non-cash equity-based compensation charge (1)	$(2,657)	$(2,798)	$(7,881)	$(8,351)
Amortization of intangibles (2)	(50)	(50)	(153)	(152)
Core SG&A expenses adjustments	(2,707)	(2,848)	(8,034)	(8,503)
Core SG&A expenses	$6,653	$4,866	$19,319	$14,923

(1)	Reflects add back of non-cash amortization of equity-based compensation. Outstanding grants related to equity-based compensation are included in core earnings per share calculation.
(2)	Adds back non-cash amortization of pre-IPO intangibles